Exhibit 99.1

Investor Briefing April 2, 2009

Participants Tom Smith President and Chief Executive Officer Betsy Higgins Executive Vice President and Chief Financial Officer

Certain of the statements made by representatives of Oglethorpe Power Corporation (An Electric Membership Corporation) (“Oglethorpe”) during the course of this presentation that are not historical facts are forward-looking statements. Although Oglethorpe believes that the assumptions underlying these statements are reasonable, you are cautioned that such forward-looking statements are inherently uncertain and involve necessary risks that may affect Oglethorpe’s business prospects and performance, causing actual results to differ from those discussed during the presentation. When considering forward-looking statements, you should keep in mind risk factors and other cautionary statements included in Oglethorpe’s SEC filings. Any forward-looking statements made are subject to all the risks and uncertainties, many of which are beyond management’s control, as described in Oglethorpe’s SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Oglethorpe’s actual results and plans could differ materially from those expressed in any forward-looking statements. Oglethorpe undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events. This electronic presentation is provided as of April 2, 2009. If you are viewing this presentation after that date, there may have been events that occurred subsequent to such date that would have a material adverse effect on the financial information that was presented, and Oglethorpe has not undertaken any obligation to update the electronic presentation. Risk Factors and Forward-Looking Statements

Oglethorpe Power Corporation Overview Not-for-profit Georgia electric membership corporation. Provides wholesale electric power to Members- 38 of the 42 distribution cooperatives in Georgia. Members serve approximately 4.1 million people. No residential competition. Competition only at inception for large C&I loads. 68% of Members’ load is residential. Take-or-pay, joint and several Wholesale Power Contracts through 2050. Allow recovery of all costs including debt service. Rates not subject to the approval of any authority other than RUS. Owns or leases 4,744 MW of generation capacity; operates, contracts for or schedules another 1,571 MW on behalf of Members. Senior secured debt rated A3/A/A. = Georgia EMCs

Continued Strength Despite Market Turmoil Met 1.10x Margins for Interest (MFI) Ratio in 2008. Net margin of $19.3 million. Positive net margin every year since formation in 1974. Adopted a budget for 2009 to achieve a 1.12x MFI Ratio. Refinanced $819 million of pollution control debt in 2008. Issued $350 million of First Mortgage Bonds (FMBs) in February 2009. $952 million unrestricted available liquidity as of February 28, 2009. Members’ 2008 summer peak was 8,572 MW; reached new record winter peak of 7,737 MW in February 2009. Members had average annual growth of 2.1% in MWh sales, 2.2% in customers and 5.5% in revenues over the last 3 years. Acquiring 500 MW Heard County CT from Dynegy. Moving forward with new projects: Vogtle 3 & 4 and Biomass; considering others.

# Diverse Mix of Generating Resources

OglethorpePower

| Resource | # Units | Fuel Type | Oglethorpe Ownership Share | Operator | Share of Nameplate Capacity | 2008 Average Capacity Factor | License Expiration (if applicable) |
|---|---|---|---|---|---|---|---|
| Plant Hatch | 2 | Nuclear | 30% | Southern Nuclear | 489 | 90% | 2034 & 2038 |
| Plant Vogtle | 2 | Nuclear | 30% | Southern Nuclear | 696 | 90% | 2027 & 2029[a] |
| Plant Scherer Units 1 & 2 | 2 | Coal | 60% | Georgia Power | 982 | 91% | - |
| Plant Wansley | 2 | Coal | 30% | Georgia Power | 520 | 79% | - |
| Plant Wansley CT | 1 | Gas/Oil | 30% | Georgia Power | 15 | 0% | - |
| Rocky Mountain Pumped Storage Hydro | 3 | Hydro | 75% | Oglethorpe | 633 | 19% | 2027 |
| Chattahoochee Energy Facility- CC | 1 | Gas | 100% | Siemens | 468 | 34% | - |
| Talbot Energy Facility- CTs | 6 | Gas/Oil | 100% | Oglethorpe | 618 | 1% | - |
| Doyle I, LLC Generating Plant- CTs | 5 | Gas | 100% | Oglethorpe | 325 | 1% | - |
| Hartwell Energy, LP- CTs (Contracted) | 2 | Gas/Oil | - | Oglethorpe | 300 | 2% | - |
| Smarr / Sewell Creek- CTs (Member Owned) | 6 | Gas/Oil | - | Oglethorpe | 709 | 2% | - |

[a] In 2007, the owners applied for a 20-year license extension for both Vogtle units; approval from the NRC is expected by mid-2009 or later.



2008 Capacity [b]
3%
12%
20%
40%
25%
~6,100 MW



2008 Energy [b]
5%
4%
7%
39%
45%
~25 Million MWh
Nuclear
Coal
Gas
Hydro
Other

[b] Represents resources owned, leased, contracted for or operated by Oglethorpe in 2008. Excludes SEPA. Capacity reflects planning capacity which is higher than nameplate capacity represented in Oglethorpe's 10-K. Energy differs from sales to Members represented in Oglethorpe's 10-K as energy from pumped storage hydro is included above as well as energy from Member owned Smarr EMC assets. "Other" represents 166 MW third party contract that expired on 12/31/08, not shown on table above.

5

Less Carbon Intensive than the National Average Source: EIA data for 2007 vs. Oglethorpe 2007 data. Note that 2008 EIA data is not yet available, however Oglethorpe’s CO2 emissions ratio was substantially unchanged in 2008 at approximately 0.5 metric tons / MWh.

History of Demand and Energy Growth Member Demand Requirements Member Energy Requirements (MW) (MWh) Percent Change Note: Flint data is excluded in years prior to 2006 for consistency of data. The data is at the Members’ delivery points (net of system losses). -2.8% +9.4% +10.5% +1.2% +10.0% +1.2% +7.1% +4.2% +4.0% +2.8% -0.4% -3.7% Percent Change 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 10,000 2003 2004 2005 2006 2007 2008 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 35,000,000 40,000,000 2003 2004 2005 2006 2007 2008

Oglethorpe is Not the All-Requirements Supplier to Members 2009 Capacity 2009 Energy Oglethorpe Owned Oglethorpe Contracted Oglethorpe Managed SEPA (Oglethorpe Scheduled) Member 3rd Party Supply 2009 Breakout: Oglethorpe and Member Contributions 5% 6% 7% 37% 45% 2% 0.3% 2% 53% 43%

Members’ Forecasted Requirements and Identified Sources (a) Represents resources owned, leased, contracted for, operated or scheduled by Oglethorpe (including SEPA). (b) Members’ contract capacity is estimated based on Oglethorpe’s knowledge of Member contracts, however Members are not generally obligated to disclose details of contractual arrangements to Oglethorpe, and therefore Members’ actual contract capacity may differ from that which is shown above. (c) Members’ remaining need may be met by a variety of options currently under consideration by the Members including extensions or replacements of existing contracts, additional resources Members may ask Oglethorpe to develop, or additional resources that Members may own directly. (a) (b) (c) 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 16,000 18,000 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 MW Oglethorpe Existing Resources New Oglethorpe Resource: Biomass New Oglethorpe Resource: Vogtle 3&4 New Oglethorpe Resource: Heard CT Members’ Contract Capacity Members’ Remaining Need Total Projected Member Requirement + Reserves

Resource Fuel Oglethorpe Ownership Share Operator “Oglethorpe’s Expected Total Cost” “Expected In-Service/Acquisition Dates” Status Construction Vogtle Units 3 & 4 Nuclear 30% Southern Nuclear 660 $ 4.2 Billion 2016 & 2017 Fully subscribed 38 of 38 Biomass I & II Biomass 100% Oglethorpe 200 $ 930 Million 2014 & 2015 Fully subscribed 37 of 38 Acquisition Heard County CT Gas 100% Oglethorpe 500 $ 105 Million Closing Q2 2009 Fully subscribed 37 of 38 Members are Asking Oglethorpe to Provide New Resources Forecasted capital expenditures (a) (in $ millions) (a) Includes allowance for funds used during construction. 0 100 200 300 400 500 600 700 800 900 1000 2009 2010 2011 New Generation Existing Generation Environmental Compliance Nuclear fuel $698 $757 $900 Share of Nameplate Capacity Member Subscription Status Status # of Members

Vogtle Units 3 & 4 Underway Participating in the development of two additional nuclear units at Plant Vogtle. Significant expenditures begin in 2009. 2016 and 2017 planned in-service dates. AP1000 design. Westinghouse and Stone & Webster consortium serving as EPC contractor. 30% share or 660 MW of 2,200 MW total plant capacity. Georgia Power, MEAG and City of Dalton are other owners. Several, but not joint, contracts with EPC contractor. $4.2 billion estimated total cost to Oglethorpe. Pursuing DOE loan guarantees to supplement taxable and tax-exempt capital markets financing. If approved, DOE could provide a maximum of 80% funding. Would be structured as a federal loan.

Financial Highlights Betsy Higgins Executive Vice President and Chief Financial Officer

Rate Structure Assures Recovery of All Costs + Margin Note: Indenture requires an MFI ratio of least 1.10x Margin Coverage (Budgeted) Fixed costs: Bill Members based on board-approved annual budget and budget revisions throughout the year, if necessary. Prior period adjustment mechanism covers any year-end shortfall. Energy costs: Actual costs are passed through. Monthly true-up of estimate vs. actual. MFI coverage requirement of 1.10x under Indenture. Budget of 1.12x MFI for 2009. Wholesale Power Contract: Formulary rate. Designed to recover all costs, including margin. Charges not subject to approval of RUS or any other federal or state agency or authority. 1.10 1.10 1.10 1.10 1.10 1.12 1.10 1.10 1.10 1.10 $20.0 $18.4 $17.5 $16.9 $17.2 $17.7 $18.2 $19.1 $19.3 $30.5 1.00 1.10 1.20 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 MFI Coverage $0 $10 $20 $30 Net Margin (Mn)

Income Statement Excerpts (a) Margins for Interest ratio is calculated on an annual basis and is determined by dividing Oglethorpe’s Margins for Interest by Interest Charges, both as defined in Oglethorpe’s Indenture. The Indenture obligates Oglethorpe to establish and collect rates that, subject to any necessary regulatory approvals, are reasonably expected to yield a Margins for Interest ratio equal to at least 1.10 for each fiscal year. In addition, the Indenture requires a showing of Oglethorpe’s having met this requirement for certain historical periods as a condition for issuing additional obligations under the Indenture. Years Ended December 31, ($ in thousands) 2008 2007 2006 Statement of Revenues and Expenses: Operating Revenues: Sales to Members $1,237,649 $1,149,657 $1,127,423 Sales to Non-Members 1,111 1,585 1,456 Operating Expenses 1,041,681 964,014 942,582 Other Income 43,381 54,854 51,414 Net Interest Charges (221,201) (223,021) (219,510) Net Margin 19,259 19,061 18,201 Margins for Interest Ratio(a) 1.10x 1.10x 1.10x

(a) The equity ratio is calculated, pursuant to Oglethorpe’s Indenture, by dividing patronage capital and membership fees by total capitalization plus long-term debt due within one year (Total Long-Term Debt and Equities in the table above). Oglethorpe has no financial covenant that requires it to maintain a minimum equity ratio; however, a covenant in the Indenture restricts distributions of equity (patronage capital) to its Members if its equity ratio is below 20%. Oglethorpe also has a covenant in one of its line of credit agreements requiring a minimum total patronage capital of $414 million currently. The equity ratio is less than that of many investor-owned utilities because Oglethorpe operates on a not-for-profit basis and has a significant amount of authority to set and change rates to ensure sufficient cost recovery to produce margins to meet financial coverage requirements. Balance Sheet Excerpts December 31, ($ in thousands) 2008 2007 2006 Balance Sheet Data: Assets: Total Electric Plant $3,639,395 $3,481,194 $3,461,301 Total Assets 5,044,452 4,937,320 4,901,745 Capitalization: Patronage Capital and Membership Fees $535,829 $516,570 $497,509 Accumulated Other Comprehensive Loss (1,348) (32,691) (28,988) Subtotal $534,481 $483,879 $468,521 Long-term Debt and Obligations under Capital Leases $3,514,923 $ 3,552,367 $ 3,481,294 Obligation under Rocky Mountain Transactions 108,219 101,272 94,772 Long-term Debt and Capital Leases due within one year 110,647 143,400 234,621 Total Long-Term Debt and Equities $4,268,270 $4,280,918 $4,279,208 Equity Ratio(a) 12.6% 12.1% 11.6%

Oglethorpe’s Liquidity Position is Strong Lines of Credit $550 Minus Borrowings Available Line Capacity Cash $140 $410 $578 $167 Total Liquidity December 31, 2008 February 28, 2009 Issued $350 million of taxable FMBs. $154 million received from Members under new prepayment of power bills program. Signed $166 million commitment with CFC. 2009 to date Lines of Credit $550 No Borrowings Available Line Capacity Cash $0 $550 $952 $402 Total Liquidity $166 Commitment From CFC

Significant Financing Activity in 2009 Completed to date in 2009 $350 million taxable FMBs in February 2009. Upcoming in 2009 Completing RMLC surety wrap / replacement. Up to $24 million of new money Clean Renewable Energy Bonds. $429 million of RUS loans approved but not yet drawn Approximately $48 million to be drawn in 2009. Up to $500 million of taxable FMBs in the fall of 2009. Putting in place $166 million CFC multi-option facility. Evaluation of additional credit facilities. Post 2009 Applied to RUS for approximately $1.26 billion for two Biomass projects, general improvements and environmental improvements. Applied to DOE for Vogtle 3 & 4 expenditures (up to 80%). Additional taxable and tax-exempt financings.

Oglethorpe is a Strong, Stable Credit Largest electric cooperative in the United States in terms of assets, kilowatt-hour sales to Members and, through the Members, consumers served. Members have long-term, take-or-pay Wholesale Power Contracts with Oglethorpe through 2050. Members’ obligations under the Wholesale Power Contracts are joint and several. Primarily residential customer base — approximately 68% of Members’ MWh sales. Rate structure assures cost recovery. Oglethorpe and its Members not subject to regulation for rate setting purposes. Well diversified power supply portfolio. Substantial value in existing resources. Strong operational and financial performance.

Additional Information A link to this presentation will be posted on Oglethorpe’s website www.opc.com. Oglethorpe’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are made available on this website. For additional information please contact: Name Title Email Address Phone Number Betsy Higgins Executive Vice President and Chief Financial Officer betsy.higgins@opc.com 770-270-7168 Tom Brendiar Director, Bank and Investor Relations tom.brendiar@opc.com 770-270-7173 Joe Rick Director, Capital Markets joe.rick@opc.com 770-270-7240